FIRST AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of December 21, 2010 (the “Effective Date”) by and between TRACTOR SUPPLY COMPANY, a Delaware corporation (the “Company”), and James F. Wright (the “Executive”) and amends and restates that certain Employment Agreement dated as of July 12, 2004, as amended.

W I T N E S S E T H:

WHEREAS, the Executive serves as the Chairman and Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive wish to amend and restate the terms of the Executive’s employment with the Company, the financial obligations of the Company to the Executive and to specify certain rights, responsibilities and duties of the Executive.

NOW, THEREFORE, based upon the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I.  RESPONSIBILITIES

The Executive shall serve as Chairman and Chief Executive Officer of the Company, or such other executive position as the Executive shall approve, performing duties commensurate with the position of Chairman and Chief Executive Officer and such additional duties as the Board of Directors of the Company (the “Board”) shall reasonably determine from time to time during the term of this Agreement.  The Executive shall report directly to the Board.  The Executive accepts employment upon the terms set forth in this Agreement and will perform diligently to the best of his abilities those duties contemplated by this Agreement in a manner that promotes the interests and goodwill of the Company.  The Executive will faithfully devote his commercially reasonable efforts and all his working time to and for the benefit of the Company.  The Executive may devote reasonable time and attention to civic, charitable, business or social organizations or speaking engagements so long as such activities do not interfere with the performance of the Executive’s responsibilities under this Agreement and provided the Executive shall not serve as a director for more than two publicly traded companies in addition to serving as a director of the Company.  The Executive agrees to serve, without any additional compensation, as a director on the Board and the board of directors of any subsidiary of the Company, and/or in one or more officer positions with any subsidiary of the Company.  If the Executive’s employment is terminated for any reason, whether such termination is voluntary or involuntary, the Executive shall resign as a director of the Company (and any of its subsidiaries), such resignation to be effective no later than the date of termination of the Executive’s employment with the Company. The permanent place of employment of the Executive shall be the corporate headquarters of the Company which shall be located within thirty (30) miles of the metropolitan Nashville, Tennessee area. The Executive shall not be required to relocate his place of employment outside of such area at any time during the Term without his prior consent, which consent may be withheld by the Executive for any reason he deems appropriate. The Executive may be required to conduct reasonable travel in the course of the performance of his duties on behalf of the Company.

ARTICLE II.  TERM

Subject to termination pursuant to Article IV hereof, the term of the Executive’s employment by the Company pursuant to this Agreement (as the same may be extended, the “Term”) shall terminate on December 31, 2014 unless otherwise provided herein.

ARTICLE III.  COMPENSATION
Section 3.1 General Terms.

    (a) Base Salary.  The Company shall pay the Executive base salary at the rate of $975,051 per annum (“Minimum Base Salary”), payable in accordance with the Company’s ordinary payroll policies.  Executive’s base salary shall be reviewed annually by the Compensation Committee of the Board and may be increased in the sole discretion of the Board (such base salary, as the same may be increased, is hereinafter referred to as the “Base Salary”); provided, however that the Base Salary shall at no time during the Term be below the Minimum Base Salary.  Any increases in Base Salary that are memorialized in the minutes of the Board shall be incorporated herein by reference without further action by the Executive or the Company.

    (b) Bonus.  The Executive shall be eligible to participate in such bonus plans during the Term as the Compensation Committee may determine appropriate for executive officers of the Company.

Section 3.2 Reimbursement.

It is acknowledged by the parties that the Executive, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment of business associates and similar business related expenses.  The Company will reimburse the Executive for all reasonable, documented expenses of types authorized by the Company and incurred by the Executive in the performance of his duties hereunder.  The Executive will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

Section 3.3 Employee Benefits.

    (a) General.  During the Term, the Company shall provide the Executive with employee and fringe benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive officers of the Company.  Nothing in this Agreement shall require the Company to maintain such plans or programs nor prohibit the Company from terminating, amending or modifying such plans and programs, as the Company, in its sole direction, may deem advisable.  In all events, including but not limited to, the funding, operation, management, participation, vesting, termination, amendment or modification of such plans and programs, the rights and benefits of the Executive shall be governed solely by the terms of the plans and programs, as provided in such plans, programs or any contract or agreement related thereto.  Nothing in this Agreement shall be deemed to amend or modify any such plan or program.

    (b) Vacation Leave.  During the Term, the Executive shall be entitled to paid vacation in accordance with the Company’s standard vacation policies for its executive officers as may be in effect from time to time.

ARTICLE IV.  TERMINATION

The Executive’s employment by the Company pursuant to this Agreement shall not be terminated prior to the end of the Term hereof except as set forth in this Article IV.

Section 4.1 By Mutual Consent.

The Executive’s employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.  In the event that the Executive’s employment is terminated pursuant to this Section 4.1, the Executive shall receive Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination (as defined in Section 4.10 hereof) and any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company (including any bonus plan) applicable to the Executive as of the Date of Termination.

Section 4.2 Death.

The Executive’s employment pursuant to this Agreement shall be terminated upon the death of the Executive, in which event the Executive’s spouse or heirs shall receive, when the same would have been paid to the Executive, (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) Executive’s earned (i.e. ‘banked’) but unpaid bonus under the Company’s Long-Term Cash Plan (the “LTCP”) (payable in a lump sum within 10 days following the Executive’s Date of Termination), and (iii) any other unpaid benefits (including death benefits) to which he is entitled under any other plan, policy or program of the Company applicable to the Executive as of the Date of Termination.  In addition, the Executive shall be fully vested in all then outstanding options to acquire stock of the Company, and all then outstanding restricted shares of stock and restricted stock units of the Company held by the Executive and any such options shall remain exercisable until the earlier of (x) the first anniversary of the Date of Termination and (y) the otherwise applicable normal expiration date of such option.

Section 4.3 By Retirement.

The Executive’s employment pursuant to this Agreement may be terminated by written notice by the Executive to the Company (“Notice of Retirement”) of Executive’s Retirement (which for purposes of this Agreement shall be such time as Executive shall be at least 55 years of age and have at least 12 years of service with the Company).  In addition, the Board of Directors will consider a request from the Executive for a termination pursuant to this Section 4.3 in the event either the Executive or his current wife is diagnosed with a serious illness before Executive is eligible for Retirement (as defined herein).  In the event that the Executive’s employment is terminated pursuant to this Section 4.3, the Executive shall receive: (i) any unpaid Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination; (ii) an amount equal to Executive’s annual Base Salary, multiplied by a fraction, the numerator of which is the number of calendar days from commencement of the year in which Executive retires through the Executive’s final workday for Company and the denominator of which is 365 (payable in a lump sum on the thirtieth (30th) day following the effective date of Executive’s Date of Termination), (iii) Executive’s earned (i.e.‘banked’) but unpaid bonus under the LTCP (payable in a lump sum within 10 days following the Executive’s Date of Termination), (iv) health insurance benefits substantially commensurate with the Company’s standard health insurance benefits until the later of (a) the second anniversary of the Executive’s Date of Termination or (b) such time as Executive and his current wife both reach the age of 65, and (v) any other unpaid benefits to which the Executive is otherwise entitled under any other plan, policy or program of the Company (including any retirement plan) applicable to the Executive as of the Date of Termination.  In addition, the Executive shall be fully vested in all then outstanding options to acquire stock of the Company, and all then outstanding restricted shares of stock and restricted stock units of the Company held by the Executive and any such options shall remain exercisable until the earlier of (x) the third anniversary of the Date of Termination (except in the case of Executive’s death during such period, in which event the options shall be exercisable until the earlier of the first anniversary of the date of Executive’s death and the third anniversary of the Date of Termination) and (y) the otherwise applicable normal expiration date of such option.

Section 4.4 Disability.

The Executive’s employment pursuant to this Agreement may be terminated by written notice to the Executive by the Company or to the Company by the Executive (“Notice of Termination”) in the event that the Executive is unable, as reasonably determined by the Board, to perform his regular duties and responsibilities due to physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.  In the event the Executive’s employment is terminated pursuant to this Section 4.4, the Executive shall be entitled to receive, when the same would have been paid to the Executive, (i) any unpaid Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) Executive’s earned (i.e. ‘banked’) but unpaid bonus under the LTCP (payable in a lump sum, within 10 days following the Executive’s Date of Termination) and (iii) any other unpaid benefits (including disability benefits) to which he is otherwise entitled under any other plan, policy or program of the Company applicable to the Executive as of the Date of Termination.  In addition, the Executive shall be fully vested in all then outstanding options to acquire stock of the Company, and all then outstanding restricted shares of stock and restricted stock units of the Company held by the Executive and any such options shall remain exercisable until the earlier of (x) the third anniversary of the Date of Termination (except in the case of Executive’s death during such period, in which event the options shall be exercisable until the earlier of the first anniversary of the date of Executive’s death and the third anniversary of the Date of Termination) and (y) the otherwise applicable normal expiration date of such option.

Section 4.5 By the Company for Cause.

The Executive’s employment pursuant to this Agreement may be terminated by the Company at any time by delivery of a Notice of Termination to the Executive upon the occurrence of any of the following events (each of which shall constitute “Cause” for termination):  (i) failure or refusal to carry out the lawful directions of the Company, which are reasonably consistent with the responsibilities of the Executive’s position; (ii) a material act of dishonesty or disloyalty related to the business of the Company; (iii) conviction of a felony, a lesser crime against the Company, or any crime involving dishonest conduct; (iv) habitual or repeated misuse or habitual or repeated performance of the Executive’s duties under the influence of alcohol or controlled substances; or (v) any incident materially compromising the Executive’s reputation or ability to represent the Company with the public or any act or omission by the Executive that substantially impairs the Company’s business, good will or reputation.  In the event the Executive’s employment is terminated pursuant to this Section 4.5, the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, and any other unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company (not including any bonus plan) applicable to the Executive as of the Date of Termination.

Section 4.6 By the Company Without Cause.

    The Executive’s employment pursuant to this Agreement may be terminated by the Company upon thirty (30) days’ prior written notice without Cause by delivery of a Notice of Termination to the Executive.  In the event that the Executive’s employment is terminated pursuant to this Section 4.6 during the Term, the Executive shall be entitled to receive: (i) Base Salary to be provided to the Executive under this Agreement through the second anniversary of the Date of Termination payable in accordance with the Company’s ordinary payroll policies (whether or not the Term shall have expired during such period) with such payments commencing on the first Company payroll period occurring after the thirtieth (30th) day following the Executive’s Date of Termination; (ii) a lump sum payment equal to his then-current year’s Base Salary (payable on the thirtieth (30th) day following the Executive’s Date of Termination); (iii) bonus equal to the aggregate bonus paid to the Executive pursuant to the Company’s Cash Incentive Plan (“CIP”) for the two fiscal years immediately preceding the Date of Termination (the “Bonus Amount”), such amount to be paid ratably over the period in which Base Salary is paid under (i) above; (iv) health insurance benefits substantially commensurate with the Company’s standard health insurance benefits until the later of (a) the second anniversary of the Executive’s Date of Termination or (b) such time that Executive and his current wife both reach the age of 65; (v) Executive’s earned (i.e. ‘banked’) but unpaid bonus under the LTCP; (vi) any other unpaid benefits to which the Executive is otherwise entitled under any other plan, policy or program of the Company applicable to the Executive as of the Date of Termination; and (vii) outplacement services suitable to the Executive’s position not to exceed $50,000 in amount or for a period exceeding the earlier of one year from the Date of Termination or the first acceptance by the Executive of an offer of employment.  In addition, the Executive shall be fully vested in all then outstanding options to acquire stock of the Company, and all then outstanding restricted shares of stock and restricted stock units of the Company held by the Executive and any such options shall remain exercisable until the earlier of (x) the third anniversary of the Date of Termination (except in the case of Executive’s death during such period, in which event the options shall be exercisable until the earlier of the first anniversary of the date of Executive’s death and the third anniversary of the Date of Termination) and (y) the otherwise applicable normal expiration date of such option (these rights together with the payments and benefits enumerated in subsection (i) through (vii) above shall be referred to as the “Severance Payments”).  As conditions precedent to receiving the Severance Payments contemplated by this Section 4.6, (a) the Executive agrees to sign, at the time of termination of his employment, a release in favor of the Company, its directors and officers of any and all employment-law related claims, and (b) all applicable revocation periods shall have ended prior to the scheduled receipt of any Severance Payment.

Section 4.7 By the Executive for Good Reason.

The Executive’s employment pursuant to this Agreement may be terminated by the Executive by written notice of his resignation (“Notice of Resignation”) delivered within one (1) month after the occurrence of (i) the assignment to the Executive of any duties materially inconsistent with the Executive’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities; or (ii) a material breach of this Agreement by the Company, in either case, that remains uncured by the Company for a period of sixty (60) days (each of which shall constitute “Good Reason” for resignation).  In the event that the Executive resigns for Good Reason pursuant to this Section 4.7 during the Term, the Executive shall be entitled to receive the Severance Payments as described in Section 4.6 above.  As conditions precedent to receiving the Severance Payments contemplated by this Section 4.7, (a) the Executive agrees to sign, at the time of termination of his employment, a release in favor of the Company, its directors and officers of any and all employment-law related claims, and (b) all applicable revocation periods shall have ended prior to the scheduled receipt of any Severance Payment.

Section 4.8 By the Executive Without Good Reason.

The Executive’s employment pursuant to this Agreement may be terminated by the Executive at any time by delivery of a Notice of Resignation to the Company.  In the event that the Executive’s employment is terminated pursuant to this Section 4.8, the Executive shall receive Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company (not including any bonus or incentive plan) applicable to the Executive as of the Date of Termination.

Section 4.9 By the Company or the Executive Following a Change in Control.

The parties acknowledge that they are subject to an Amended and Restated Change in Control Agreement dated as of December 21, 2010 (the “Change in Control Agreement”) and that such Change in Control Agreement shall remain in full force and effect in accordance with its terms notwithstanding the execution and delivery of this Agreement.  The Company and the Executive further acknowledge and agree that in the event of the termination of the Executive’s employment for any reason following a Change in Control (as defined in the Change in Control Agreement) of the Company during the term of the Change in Control Agreement, Executive shall be entitled to the greater of the payments and benefits that Executive would be entitled to pursuant to the provisions of the Change in Control Agreement or this Agreement in connection with a termination for a substantially similar reason, determined on a benefit by benefit basis.

Section 4.10 Date of Termination.

The Executive’s Date of Termination shall be (i) if the Executive’s employment is terminated pursuant to Section 4.1, the date mutually agreed to by the Company and the Executive, (ii) if the Executive’s employment is terminated pursuant to Section 4.2, the last day of the calendar month in which the Executive’s death occurs, (iii) if the Executive’s employment is terminated pursuant to Section 4.3, the date on which Notice of Retirement is given, (iv) if the Executive’s employment is terminated pursuant to Section 4.4, the last day of the calendar month in which a Notice of Termination is given, (v) if the Executive’s employment is terminated pursuant to Section 4.5, the date on which a Notice of Termination is given, (vi) if the Executive’s employment is terminated pursuant to Section 4.6, thirty (30) days after the date of Notice of Termination is given, (vii) if the Executive’s employment is terminated pursuant to Section 4.7, sixty (60) days after the date of Notice of Resignation is given and (viii) if the Executive’s employment is terminated pursuant to Section 4.8, thirty (30) days after the date of Notice of Resignation is given.

Section 4.11 Offset; Termination of Obligation.

(a)           Notwithstanding anything contained in this Article IV to the contrary, in the event the Company terminates the Executive’s employment pursuant to Section 4.6 or the Executive terminates his employment pursuant to Section 4.7 and the Executive accepts other employment or provides consulting, advisory or other services during the period in which the Company is required to make payments pursuant to Section 4.6 or Section 4.7, the Executive shall notify the Company in writing that he has accepted such employment or agreed to provide such consulting, advisory or other services and the terms of his employment or engagement. To the extent permitted by Section 409A of the Code, the Company’s obligation to make payments pursuant to Section 4.6 or Section 4.7 shall be reduced dollar-for-dollar by the amount of compensation earned by the Executive from such other employment or for providing such services during the period in which the Company is required to make payments pursuant to Section 4.6 or Section 4.7.

(b)           Notwithstanding anything contained in this Article IV to the contrary, the Company’s obligation to make payments pursuant to Section 4.6 or Section 4.7 shall immediately terminate in the event the Executive violates in any material respect the provisions of Article V or Article VI of this Agreement.

(c)           To the extent permitted by Section 409A of the Code, to the extent that the full vesting of any stock option, share of restricted stock, or restricted stock unit or the full exercisability of any stock option, provided for herein should violate any law, rule or regulation of any governmental authority or self-regulatory organization applicable to the Company, or to the extent otherwise reasonably determined by the Company, the Company may, in lieu of providing any vesting or exercisability rights herein cancel any or all of the Executive’s outstanding unvested options in exchange for a lump sum payment, in cash, equal to the excess of the fair market value of the shares of stock underlying the unvested portion of such options on the Date of Termination over the aggregate exercise price provided for in such stock options, and repurchase any shares of unvested restricted stock at their fair market value as determined by the closing sale price of the Company’s common stock on the Nasdaq National Market on the Date of Termination.

Section 4.12 Section 409A.

(a) Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the Severance Payments to be made to the Executive pursuant to Article IV shall be made in reliance upon Treasury Regulations promulgated under Section 409A of the Code, including Section 1.409A-1(b)(9) of the Treasury Regulations (including any exceptions from the application of Section 409A thereunder) or Section 1.409A-1(b)(4) of the Treasury Regulations.  For this purpose, each Severance Payment shall be considered a separate and distinct payment for purposes of Section 409A of the Code.  However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (a) no amount shall be payable pursuant to this Article IV unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (b) if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the Severance Payments to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s Severance Payments shall not be provided to Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations) or (y) the date of Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this paragraph shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.  The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Treasury Regulations and any successor provision thereto).

(b)           All reimbursements and in-kind benefits described in this Agreement shall be made within the time periods set forth in Treasury Reg. § 1.409A-3(i)(1)(iv) to the extent applicable.  The amount of expenses eligible for reimbursement, and the in-kind benefits provided, during any year pursuant to this Agreement shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other year.

(c)           Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(d)           For the avoidance of doubt, the parties acknowledge that the amount of any Company-paid premiums for the health insurance benefits provided pursuant to this Article IV shall be taxable to the Executive and included in the Executive’s gross income, and that none of the amounts payable hereunder are intended to reimburse Executive for any income taxes payable with respect to such income.

ARTICLE V.  COVENANTS OF THE EXECUTIVE
Section 5.1 Definitions.

(a) “Company Property” means all records, data, files, manuals, memoranda, documents, supplies, computer materials, equipment, inventory and other materials that have been created, used or obtained by the Company, including but not limited to pagers, databases, security cards and badges, insurance cards, keys, computer manuals, company or employee manuals, credit cards, computers, laptops, printers, fax machines, cellular and landline phones, and copiers, as well as Confidential and Proprietary Information and Technology and all business revenues and fees produced or transacted through the efforts of the Company.

(b) “Confidential and Proprietary Information” means all information, not generally known to the public, that relates to the business, technology, manner of operation, subscribers, customers, finances, employees, plans, proposals or practices of the Company or of any third parties doing business with the Company, and includes, without limitation, the identities of and other information regarding the Company’s subscribers, customers and prospects, supplier lists, employee information, business plans and proposals, software programs, marketing plans and proposals, technical plans and proposals, research and development, budgets and projections, nonpublic financial information, all other information the Company designates as “confidential,” and all other information and matters not generally known to the public. Excluded from the definition of Confidential and Proprietary Information is information (A) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive or (B) regarding the Company’s business or industry properly acquired by the Executive in the course of his career as an executive in the Company’s industry and independent of his employment by the Company.  For this purpose, information known or available generally within the trade or industry of the Company or any subsidiary of the Company shall be deemed to be known to the public.

(c) “Disparage the Company” means, except in the good faith performance of the Executive’s duties, conduct by which he criticizes, denigrates or otherwise speaks adversely, or discloses negative information about, the operations, management or performance of the Company, an affiliate of the Company, or about any director, officer, employee or agent of any of the above.

(d) “Solicitation” means (A) the direct or indirect solicitation of, inducement of, or attempt to induce, any employees, agents, or consultants of the Company or any of its subsidiaries to leave the employ of, or stop providing services to, the Company or such subsidiary; (B) the direct or indirect offering or aiding another to offer employment to, or interfere or attempt to interfere with, the Company’s or such subsidiary’s relationship with any employees or consultants of the Company or such subsidiary; or (C) the direct or indirect solicitation, or assistance to any entity or person in solicitation of, any subscribers or customers of the Company to discontinue doing business with the Company.

(e) “Technology” means all inventions, discoveries, designs, developments, improvements, copyrightable materials, trade secrets, new concepts, new ideas and expressions of ideas, (including computer programs and software), which relate to the Company’s present or prospective businesses or have been created using Company property, Confidential or Proprietary Information of the Company, the advice or help of other Company employees, independent contractors or other third parties, or other resources of the Company.  The Executive understands and agrees that this definition of “Technology” applies even if a patent or copyright cannot be issued or claimed, and even if the Company does not intend to exploit, work or develop the Technology.

Section 5.2 Nondisclosure of Confidential and Proprietary Information.

The Executive understands and agrees that Confidential and Proprietary Information will be considered the trade secrets of the Company and will be entitled to all protections given by law to trade secrets and that the provisions of this Agreement apply to every form in which Confidential and Proprietary Information exists, including, without limitation, written or printed information, films, tapes, computer disks or data, or any other form of memory device, media or method by which information is stored or maintained.  The Executive acknowledges that in the course of employment with the Company, he has received and may receive Confidential and Proprietary Information of the Company.  The Executive further acknowledges that Confidential and Proprietary Information is a valuable, unique and special asset belonging to the Company.  For these reasons, and except as otherwise directed by the Company, the Executive agrees, during his employment, and at all times after the termination of his employment with the Company, that he will not disclose or disseminate to anyone outside the Company, nor use for any purpose other than his work for the Company, nor assist anyone else in any such disclosure or use of, any Confidential or Proprietary Information of the Company.

The Executive further agrees, during his employment and for a period of two (2) years after his employment terminates, that he will not engage in any activities or accept any employment or work assignment that would compromise the confidentiality, or result in the direct or indirect disclosure or use, of any Confidential and Proprietary Information of the Company.

Section 5.3 Company Technology/Assignment of Inventions.

The Executive recognizes and agrees that all present and future Technology, whether conceived, developed or reduced to practice during his employment by others or by himself, solely or jointly, is and will become the property of the Company.  To the extent permitted under the U.S. Copyright Act (17 U.S.C. § 101 et seq.) and any successor statute thereto, the Executive agrees that any copyrightable materials that he has created or creates during his employment that directly relate to the Company’s then current or anticipated business, operations or plans will constitute “works made for hire,” and the ownership of such materials will vest in the Company at the time they are created.  The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his rights, title and interests in and to all Technology and all related patents, patent applications, copyrights and copyright applications.  The Executive further agrees, both while employed by the Company and at the time his employment with the Company is terminated, to disclose promptly to the Company all Technology that has been made or conceived by him while employed by the Company.  Both during and at all times after his employment with the Company is terminated, the Executive will, upon request, assist the Company to protect the Company’s ownership of Technology and to obtain and protect any and all patents and copyrights covering any Technology.  To this end, the Executive agrees to sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney that the Company may deem necessary or desirable in order to protect its rights and interests in any Technology.

The Executive understands that his obligation to assign will not apply to any Technology that he develops or developed entirely on his own time without using the Company’s equipment, supplies, facilities, or Confidential and Proprietary Information, unless the Technology (a) relates at the time of conception or reduction to practice directly to the Company’s business or actual or demonstrably anticipated research or development of the Company, or (b) results from any work performed by him for the Company.

Section 5.4 Company Property.

The Executive agrees to preserve, use and hold Company Property, which is and remains the property of the Company, only for the benefit of the Company to carry out the Company’s business.  The Executive agrees that, on or before the day on which his employment with the Company is terminated, he will deliver or return to the Company all the Company Property, including all copies of the Company Property, in his possession or control.  The Executive further agrees not to use any computer access code or password belonging to the Company and not to access any computer or database in the possession or control of the Company after his employment with the Company is terminated.

Section5.5 Nondisparagement.

During the Term and thereafter, the Executive will not Disparage the Company.  This Section 5.5 shall not be deemed breached unless the violation is willful, with the intent to damage, in a public forum or intended to become public, and is of a material nature.

ARTICLE VI.  NONCOMPETITION AND NONSOLICITATION

Section 6.1 Noncompetition.

In consideration for the benefits the Executive is receiving hereunder, the Executive hereby acknowledges, and for other good and valuable consideration, agrees that during the Executive’s employment and for two (2) years following the termination of his employment, and without the prior written consent of the Company, the Executive will not, in any manner, serve in a senior management position for a business with annual sales in excess of $500,000 per annum that operates a group of retail farm and ranch stores in the United States focused on supplying the lifestyle needs of recreation farmers and ranchers (a “Company Competitor”) or be associated with or a consultant to, any entity that (i) is a Company Competitor, or (ii) will inevitably result in the disclosure or use of Confidential and Proprietary Information.

Section 6.2 Nonsolicitation.

During the Executive’s employment and for two (2) years following the termination of his employment, he will not engage in any Solicitation, provided that Solicitation will not be considered to have occurred by the general advertising for hiring of employees by entities with which the Executive is associated, as long as he does not directly or indirectly induce employees to leave the Company.

Section 6.3 Remedies.

The Executive acknowledges and agrees that the violation of the covenants in this Article VI would cause irreparable injury to the Company and that the remedy at law for any violation or threatened violation would be inadequate and that the Company shall be entitled to seek temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages.  The Executive represents that enforcement of a remedy by way of injunction will not prevent him from earning a livelihood.  The Executive further represents and admits that time periods contained in this Article VI are reasonably necessary to protect the interest of the Company and would not unfairly or unreasonably restrict the Executive.  Such relief shall be in addition to any other remedies available to the Company, including specifically without intending any limitation, the recovery of damages.

Section 6.4 Reformation and Severance.

If a judicial determination is made that any of the provisions of the restrictions contained in this Article VI constitute an unreasonable or otherwise unenforceable restriction against the Executive, it shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable.  In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the prohibited business activity from the coverage of this restriction and to apply the restriction to the remaining portion of the business activities not so severed by such judicial authority.

ARTICLE VII.  ARBITRATION

Section 7.1 Scope.  The Company and the Executive acknowledge and agree that any claim or controversy arising out of or relating to Article IV of this Agreement shall be settled by nonbinding arbitration in Nashville, Tennessee, in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect on the date of the event giving rise to the claim or controversy.  The Company and the Executive further acknowledge and agree that either party must request arbitration of any claim or controversy within ninety (90) days of the date of the event giving rise to the claim or controversy by giving written notice of the party’s request for arbitration.  Failure to give notice of any claim or controversy within ninety (90) days of the event giving rise to the claim or controversy shall constitute waiver of the claim or controversy.

Section 7.2 Procedures.  All claims or controversies subject to arbitration shall be submitted to arbitration within six months from the date that a written notice of request for arbitration is effective.  All claims or controversies shall be resolved by a panel of three arbitrators who are licensed to practice law in the State of Tennessee and who are experienced in the arbitration of employment disputes.  These arbitrators shall be selected in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect at the time the claim or controversy arises.  The arbitrators shall issue a written decision with respect to all claims or controversies within 30 days from the date the claims or controversies are submitted to arbitration.  The parties shall be entitled to be represented by legal counsel at any arbitration proceedings.  The Executive and the Company acknowledge and agree that the prevailing party in such arbitration will bear the cost of the arbitration proceeding, and each party shall be responsible for paying its own attorneys’ fees, if any, unless the arbitrators determine otherwise.

Section 7.3 Enforcement.  The Company and the Executive acknowledge and agree that the arbitration provisions in this Agreement may be specifically enforced by either party, and that submission to arbitration proceedings may be compelled by any court of competent jurisdiction.  The Company and the Executive further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction.

Section 7.4 Limitations.  Notwithstanding the arbitration provisions set forth herein, Employee and the Company acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under Articles V or VI of this Agreement.  These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to arbitration except by mutual written consent of the parties signed after the dispute arises, any such consent, and the terms and conditions thereof, then becoming binding on the parties.  The Executive and the Company further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers’ compensation or unemployment compensation.

ARTICLE VIII.  GENERAL TERMS
Section 8.1 Notices.

All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if sent by overnight courier or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section 8.1:

If to the Company, to:

Tractor Supply Company
200 Powell Place
Brentwood, Tennessee  37027
Attention:  General Counsel

If to the Executive, to:

James F. Wright

Section 8.2 Withholding.

All payments required to be made by the Company under this Agreement to the Executive will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.

Section 8.3 Entire Agreement; Modification.

This Agreement and the Change in Control Agreement constitute the complete and entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties.  The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement.

Section 8.4 Amendment.

The covenants or provisions of this Agreement may not be modified by an subsequent agreement unless the modifying agreement:  (i) is in writing; (ii) contains an express provision referencing this Agreement; (iii) is signed and executed on behalf of the Company by an officer of the Company other than the Executive; (iv) is approved by resolution of the Board; (v) is signed by the Executive; and (vi) to the extent applicable, complies with Section 409A of the Code.

Section 8.5 Legal Consultation.

Both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing this Agreement.

Section 8.6 Choice of Law.

This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Delaware, without regard to its choice of law principles.

Section 8.7 Successors and Assigns.

(a)           The obligations, duties and responsibilities of the Executive under this Agreement are personal and shall not be assignable.  In the event of the Executive’s death or disability, this Agreement shall be enforceable by the Executive’s estate, executors or legal representatives.

(b)           In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in accordance with its terms.  Failure of the Company to obtain such assumption and agreement prior to or upon the effectiveness of any such succession shall constitute a material breach of this Agreement.  If the Company successfully obtains such assumption and agreement prior to or upon the effectiveness of any such succession and the successor extends an offer of employment to the Executive, any termination of the Executive’s employment with the Company incident to such succession shall be ignored for purposes of this Agreement, to the extent consistent with Section 409A of the Code.

Section 8.8 Waiver of Provisions.

Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto.  The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

Section 8.9 Severability.

The provisions of this Agreement shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties provided that the substance of the economic relationship created by this Agreement remains materially unchanged.
.
Section 8.10 Remedies.

The parties hereto acknowledge and agree that upon any breach by the Executive of his obligations under Article V hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to seek specific performance and other appropriate injunctive and equitable relief.  No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

Section 8.11 Counterparts.

This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

Section 8.12 Compliance with Section 409A.  The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A of the Code, the Company may, with the consent of the Executive, adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code.  By accepting this agreement, Executive hereby agrees and acknowledges that the Company makes no representations with respect to the application of  Section 409A of the Code to any tax, economic, or legal consequences of any payments payable to Executive hereunder (including, without limitation, payments pursuant to Article IV above) and, by the acceptance of this Agreement, Executive agree to accept the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to Employee hereunder (including, without limitation, payments pursuant to Article IV above).

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed on the Effective Date.

EXECUTIVE:

/s/ James F. Wright
    James F. Wright

COMPANY:

TRACTOR SUPPLY COMPANY

By: /s/ Benjamin F. Parrish, Jr.
Its: Senior Vice President and General Counsel